Exhibit 99.1

Energous Receives FCC Approval, Extending Charging Zone to Up to 1 Meter for Groundbreaking Over-the-Air, Power-at-a-Distance Wireless Charging

Class II permissive change allows for expansion of Energous’ new, non-beamforming wireless charging technology announced earlier this year

SAN JOSE, Calif. – Sept. 30, 2020 – Today Energous Corporation (Nasdaq: WATT), the developer of WattUp®, a revolutionary wireless charging 2.0 technology, announced that it has received a Class II permissive change to the existing MS-550 FCC Grant, extending the charging zone up to one meter. This change, under the FCC’s Part 18 rules, allows Energous and its partners to develop and market wireless charging products that may be charged within one meter of the transmitter. It is believed to be the first time that a non-beamforming transmitter has been permitted under the FCC’s rules with a charging zone of up to one meter under the FCC’s Part 18 guidelines.

“We continue to make advances that will enable over-the air, wireless charging at-a-distance to become a reality. This permissive change from the FCC substantially expands the allowable non-beamforming footprint and broadens the wireless power transfer (WPT) applications that can be supported by this patent-pending technology. While beamforming remains a key Energous technology, having pioneered the industry’s first FCC part 18 certification, non-beamforming technology represents a less costly, less complicated path to commercialization which is being well received by our customers interested in implementing distance charging solutions,” said Stephen R. Rizzone, president and CEO of Energous Corporation. “As Energous continues to set in place the building blocks required to enable a global wireless power 2.0 solution, the ongoing pandemic has temporarily impacted our ability to put the necessary engineering and application resources on customer sites, slowing the advance of multiple product and sales cycles expected to generate revenues for the third quarter. Interest in WattUp technology remains very strong, but pandemic-related delays have had a meaningful impact causing third quarter revenues to fall significantly on a percentage basis below revenues reported for the second quarter. The impact on revenue represents a delay, not a loss of revenue and we do expect to report increased revenues in future quarters as well as see additional WattUp-enabled products in the commercial markets before the end of this fiscal year with continued momentum into 2021.”

The advanced WattUp at-a-distance transmitter is designed for applications including fitness bands and other wearables, hearing aids and hearables, Bluetooth devices and accessories, and gaming handsets and other remote controls. The transmitter integrates Energous’ DA4100 integrated circuit with the company’s latest GaN-based power amplifier technologies, which have been tested and meet applicable regulations and safety requirements.

“The ability to safely deliver power to devices at a distance as large as one meter, while complying with all applicable FCC Part 18 regulations, represents a key milestone for the industry,” said Sanjay Gupta, president of AirFuel Alliance. “I applaud Energous on this landmark achievement and would also like to recognize Energous’ leadership in establishing the global technical standard for RF wireless power.”

Energous continually advances its wireless charging 2.0 technologies based on insights uncovered working with its manufacturing customers and partners during the product development and production process. This enables Energous to make sure that WattUp continues to meet the needs of products under development, and that its partners and customers are able to incorporate leading-edge wireless charging capabilities into next-generation devices.

“Over-the-air wireless charging has the potential to fundamentally change how we interact with everyday devices,” said Dinesh Kithany, lead industry analyst for wireless power and power supplies at Omdia. “Based on our recent research on the wireless power market, in total around 2 billion devices would be shipped from 2020 to 2029, which could potentially be wirelessly charged using ‘over-the-air’ ‘distance’ charging technologies such as that of Energous’ WattUp technology. We congratulate Energous on achieving this FCC regulatory milestone.”

To learn more about Energous, please visit Energous.com or follow the company on Twitter, Facebook and LinkedIn.

About Energous Corporation

Energous Corporation (Nasdaq: WATT) is the global leader of Wireless Charging 2.0 technology. Its award-winning WattUp® solution is the only technology that supports both contact and distance charging through a fully compatible ecosystem. Built atop fast, efficient and highly scalable RF-based charging technology, WattUp is positioned to offer substantial improvements over older, first generation coil-based charging technologies in power, efficiency, foreign device detection, freedom of movement and overall cost for consumer electronics, medical devices, retail, military, industrial/commercial IoT, automotive, military, retail and industrial applications. Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs, and provides worldwide regulatory assistance, a reliable supply chain, quality assurance, and sales and technical support to global customers. The company received the world’s first FCC Part 18 certification for at-a-distance wireless charging and has been awarded 227 patents for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about technology developments, partner product development and wireless charging innovation. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: the impact of the COVID-19 outbreak on the U.S. and global economies generally and on our business, regulatory approvals, product development, employees, partners, customers and potential user base; uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

For more information:

Energous Public Relations

PR@energous.com

(408) 963-0200

Energous Investor Relations

Mike Bishop

(415) 894-9633

IR@energous.com